As Filed With the Securities and Exchange Commission on October 2, 2001
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                               RHOMBIC CORPORATION
     (Name of Small Business Company as Specified in its Charter as Amended)

        Nevada                         8733                       86-0824125
(State of Incorporation)          (Primary Standard             (IRS Employer
                           Industrial Classification No.)    Identification No.)

                 11811 North Tatum Blvd. #3031, Phoenix, Arizona
                                  602 953 7702
         (Address and telephone number of company's principal executive office and principal place of business)

                                 Roger Duffield
                      President and Chief Executive Officer
                               Rhombic Corporation
                 11811 North Tatum Blvd. #3031, Phoenix, Arizona
                                  602 953 7702
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Carl P. Ranno, Esq.
                 2816 East Windrose Dr., Phoenix, Arizona 85032
                          602 493 0369 Fax 602 493 5119

     APPROXIMATE DATE OF COMMENCEMENTOF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to made pursuant to Rule 434, check the following box [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
        Title of
     Each Class of                               Proposed Maximum     Proposed Maximum
      Securities               Amount to be       Offering Price         Aggregate            Amount of
     to be Offered              registered         per Unit (1)       Offering Price      Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock (2)
$.001 par value underlying
convertible debentures           1,166,142          $0.105               $122,445               $30.61
----------------------------------------------------------------------------------------------------------
Common Stock (3)
$.001 par value                    881,800          $0.105               $ 92,589               $23.15
----------------------------------------------------------------------------------------------------------
Total                            2,047,942                               $215,034               $53.76
==========================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and based upon the average of the bid and asked prices for the common stock on September 28, 2001, as reported by the NASD OTC Bulletin Board.
(2) Represents the common stock issued upon conversion of the company's convertible debenture.
(3)  Represents the common stock issued to existing security holders.

The company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE INVESTORS AS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THE RESTRICTED COMMON SHARE NOR SECURITIES UNDERLYING THE CONVERTIBLE DEBENTURE UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITY LAWS OF ANY SUCH STATE.

PROSPECTUS

                               RHOMBIC CORPORATION
                        2,047,942 shares of Common Stock
                               ($0.001 par value)

THE OFFERING:

This offering relates to the possible sale, from time to time, by certain stockholders of Rhombic Corporation of up to 2,047,942 shares of common stock of Rhombic Corporation

MARKET FOR THE SHARES;

The common stock of Rhombic Corporation is traded on the over-the-counter electronic bulletin board also known as the OTC Bulletin Board, under the symbol "NUKE". According to the OTC Bulletin Board, the closing bid and ask price for the common stock of the company on September 17, 2001 was $0.12 and $0.14 per share respectively.

THIS INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS OCTOBER __, 2001

Reliance should only be on the information contained in this document or that which we have referred to you. The company has not authorized anyone to provide you with information that is different. The information contained in this document may only be accurate on the date of the document and delivery of this prospectus and any sale made by this prospectus does not imply that there have not been changes in the affairs of the company since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer, solicitation or sale is not authorized or in which the person making such offer, solicitation or sale is not qualified to do so or to any one to whom it is unlawful to make such offer, solicitation or sale.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary .........................................................  1
Risk Factors ...............................................................  4
Forward-Looking Statements..................................................  7
Use of Proceeds ............................................................  8
Market for Common Stock and Related Shareholder Matters ....................  8
Dividend Policy ............................................................  8
Management's Discussion and Analysis of Financial Condition and
 Results of Operations .....................................................  9
Where You Can Find More Information......................................... 11
Business of Rhombic Corporation ............................................ 12
Description of Properties .................................................. 15
Management ................................................................. 15
Executive Compensation ..................................................... 16
Employment and Related Agreements .......................................... 17
Certain Relationships and Related Transactions ............................. 17
Security Ownership of Certain Beneficial Owners and Management ............. 18
Selling Shareholders ....................................................... 19
Plan of Distribution ....................................................... 20
Description of Securities .................................................. 21
Legal Matters .............................................................. 21
Experts .................................................................... 21
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure ...................................................... 21
Financial Statements ....................................................... 22

Until January , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


THIS SUMMARY CONTAINS SELECTED INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS.

RHOMBIC CORPORATION

OFFICES

Rhombic's office and principal place of business is located at 11811 North Tatum Blvd #3031, Phoenix, Arizona 85028 and our telephone number is 602 953 7702.

OUR BUSINESS

Rhombic Corporation is a development-stage company incorporated under the laws of the State of Nevada. The corporation was initially formed on February 26, 1987 as Toledo Medical Corporation. The name was changed to Almaz Space Corporation on February 9, 1991 and to Ready When You Are Funwear, Inc. on April 14, 1992. The company commenced operations on November 21, 1994. On December 30, 1994 a group of individuals acquired control of the corporation. On February 17, 1995, they changed the name to Rhombic Corporation. The Company is currently headquartered in Phoenix, Arizona.

Rhombic is in the development stage and its efforts, since 1994, have been primarily focused on the acquisition of the rights to innovative technologies that could ultimately be developed into numerous applications. During the years of 1999 and 2000 it began to focus on the research and development of its portfolio of acquired technologies.

Pursuant to an Agreement and Plan of Reorganization (the "Acquisition Agreement") dated January 18, 2000, Rhombic Corporation, a Nevada corporation, acquired all the outstanding shares of common stock of Emerald Acquisition Corporation ("Emerald"), a Delaware corporation, from the shareholders thereof in an exchange for an aggregate of 200,000 shares of common stock of Rhombic (the "Acquisition"). As a result, Emerald became a wholly owned subsidiary of Rhombic.

We have five wholly owned subsidiaries, Rockford Technology Associates, Inc. ("Rockford"), Nanophase Diamond Technologies, Inc. ("Nanophase"), AEP Technologies, Inc. ("AEPT"), Rhombic Detection Technologies, Inc. and Emerald Acquisition Corporation. All the subsidiary companies are inactive.

OUR OBJECTIVE

Our main objective is to research and develop specific applications from our technologies in order to make them commercially marketable. Our business strategy is to develop a specific application from a technology, then commence a marketing effort for the developed application that would generate sales. We have contracted our development work with the University of Missouri.

COMPETITION

Rhombic likely will face intense competition from other companies with well-established research and development departments. These companies, particularly those in the material science industry are normally well financed and have the ability to conduct their in-house research and development without relying on outside assistance as our company must.

OUR CURRENT FINANCIAL AND CASH FLOW POSITION:

We have not generated revenue from operations since our inception on November 21,1994. At December 31, 2000 we had $93,384 in cash and $85,985 in current payables. At April 25, 2001 we had approximately $27,000 in cash and approximately $96,000 in current payables. On June 30, 2001 we had $31,614 in cash and $34,731 in current payables.

Our cash flow position at the end of our fiscal year was $(464,169) and $(30,118) at the end of our first quarter. We used $912,300 for operations during our fiscal year ending December 31, 2000 and used $144,255 during our first quarter. As of June 30, 2001, the assets exceed the liabilities of the company by $899,282.

SELLING SHAREHOLDERS

A list, which discloses all the shares being registered, and the people or entities that own them appear in the "Selling Shareholders" section of this prospectus.

THE OFFERING

    Shares of common stock outstanding
    and fully diluted as of September19, 2001 ....................  28,517,242

    Common shares offered by the selling shareholders ............   2,047,942

OUR TRADING SYMBOL

The shares of our company are traded on the Over the Counter Bulletin Board under the symbol NUKE.

                          SUMMARY FINANCIAL INFORMATION

The following sets forth, for the quarters and fiscal years indicated, selected financial information for the company as presented in our Financial Statements

                                     From Inception
                                  (November 21,1994) to           Year Ended
                                    December 31, 2000          December 31, 1999
                                    -----------------          -----------------
                                       (audited)                  (audited)
STATEMENT OF OPERATIONS DATA
Revenue                              $     5,690                 $     3,147
(Net Loss)                            (5,157,899)                 (1,040,930)
(Net Loss) per share                 $     (0.20)                $     (0.05)

BALANCE SHEET DATA
Total Assets                         $    94,627                 $ 2,578,036
Total Current Liabilities                116,555                      42,400
Accumulated Deficit                   (7,236,754)                 (2,078,855)
Stockholders Equity                  $   833,072                 $ 2,535,636


                                     Six Months Ended           From Inception
                               ----------------------------  (November 21, 1994)
                               June 30, 2001  June 30, 2000    to June 30, 2001
                               -------------  -------------    ----------------
                                (unaudited)    (unaudited)       (unaudited)
STATEMENT OF OPERATIONS DATA
Revenue                        $        80     $     2,502       $    12,684
Net Loss                          (264,959)     (1,462,906)       (7,501,713)
Net loss per share             $     (0.01)    $     (0.04)


                                     From Inception
                                  (November 21, 1994)
                                    to June 30, 2001             June 30, 2000
                                    ----------------             -------------
                                      (unaudited)                 (unaudited)
BALANCE SHEET DATA
Total Assets                         $   934,013                 $ 2,590,486
Total Liabilities                    $    34,731                 $    56,663
Retained Earnings                    $(7,501,713)                $(3,539,259)
Total Stockholders Equity            $   891,282                 $ 2,590,486

                                  RISK FACTORS

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND ARE VERY SPECULATIVE. THE PEOPLE PURCHASING THESE SHARES SHOULD ONLY DO SO IF THEY CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. BEFORE INVESTING INRHOMBIC CORPORATION, YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION FOUND IN THIS PROSPECTUS.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE AS A GOING CONCERN

Rhombic has no Revenues and is currently operating at a Loss. We have not received any revenues to date and is operating at a loss. We will need to raise additional capital through the placement of its securities or from debt or equity financing. If we are not able to raise such financing or obtain alternative sources of funding, management will be required to curtail operations. There is no assurance that Rhombic will be able to continue to operate if additional sales of its securities cannot be generated or other sources of financing located. Our auditors have indicated uncertainty concerning our ability to continue as a going concern. Rhombic has focused its efforts on the research and development of its technologies. We are a development stage enterprise. Consequently, there can be no assurance that viable commercial operations can be achieved or sustained by Rhombic even if it is successful in raising all of the capital it requires.

We will be required to raise additional capital to continue the development of its technologies. There can be no assurance that additional public or private financing, including debt or equity financing will be available as needed, or, if available, on terms favorable to Rhombic. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing stock. Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. The failure of Rhombic to successfully obtain additional funding may jeopardize its ability to continue its operations.

LIMITED HISTORY OF OPERATIONS

As a development stage enterprise, Rhombic is subject to all of the risks inherent in the establishment of a new business, including the absence of a significant operating history, lack of market recognition and limited banking and financial relationships. Our company has only a limited history of operations. Our operations are subject to the risks and competition inherent in the establishment of a relatively new business enterprise in a highly competitive field of technology transfer. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including market acceptance of its products and technologies, market awareness, its ability to promptly and accurately recognize a marketable technology or invention, dependability of an advertising and recruiting network, and general economic conditions. There is no assurance that we will achieve our expansion goals and the failure to achieve such goals would have an adverse impact on Rhombic.

THE COMPANY WILL NEED ADDITIONAL FINANCING

Future events, including the problems, delays, expenses and difficulties frequently encountered by startup companies may lead to cost increases that could make our source of funds insufficient to fund our proposed operations. We may seek additional sources of capital, including an additional offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. Rhombic has not established a limit as to the amount of debt it may incur nor has it adopted a ratio of its equity to a debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available, from any source, or that it will be available on terms acceptable to us, or that any future offering of securities will be successful. Rhombic could suffer adverse consequences if it is unable to obtain additional capital when needed.

TRADEMARK PROTECTION AND PROPRIETARY MARKS

We are pursuing patents and several pending patents as a result of our technologies. There is no assurance that we will be able to prevent competitors from using the same or similar names, marks, concepts or appearances or that we will have the financial resources necessary to protect its marks against infringing use.

TECHNOLOGIES AND INVENTIONS MAY BECOME OBSOLETE

Patent review is usually a lengthy, tedious and expensive process that may take months or, perhaps, several years to complete. With the current rate of technology development and its proliferation throughout the world, those inventions may become commercially obsolete during or after the patent review. There is no assurance that our technologies, acquired or developed, may not become obsolete or remain commercially viable.

WE MAY FAIL TO OBTAIN PATENT PROTECTION IN VARIOUS JURISDICTIONS

Rhombic has filed patent applications in several jurisdictions, including Japan, Korea, and the United States. The filing process is usually a costly and time-consuming undertaking requiring proper legal counsel under the laws of the jurisdiction where patent protection is sought. There is no assurance that those patent protection filings were properly and timely made. There is also no assurance that upon review, those applications may not be rejected for lack of novelty or any other bases sufficient to reject a pending patent application in any of those jurisdictions.

COMMERCIAL VIABILITY OF RHOMBIC'S CURRENT TECHNOLOGIES IS NOT ASSURED

Our company was organized to identify, assess, acquire and capitalize on technologies introduced and developed by scientists throughout the world. These technologies are new and in their research and development stage. Generally, it requires a substantial time and resource effort to be able to both recognize a commercially successful technology or invention at an early stage and conduct a successful marketing campaign to sell this technology or invention. There is no assurance that all or any of our research and development efforts will result in commercially viable final products.

RHOMBIC MAY FAIL TO GENERATE SUFFICIENT INTEREST IN ACQUIRED TECHNOLOGIES

We must undertake substantial effort to educate the buying public, consumers and businesses, in the U.S. and worldwide, as to the our products and technologies. There is no assurance that we will be able to generate interest in and to create and maintain steady demand for our products over time.

WE RELY ON OUR ABILITY TO ACQUIRE FUTURE TECHNOLOGY

We expect to continue to rely on technology acquisitions as a primary component of our growth strategy. We regularly engage in evaluations of potential target candidates, including evaluations relating to acquisitions that may be material in size and/or scope. There is no assurance that we will continue to be able to identify potentially successful companies that provide suitable acquisition opportunities. There is no assurance that we will be able to acquire any such companies on favorable terms. Also, acquisitions involve a number of special risks including the diversion of management's attention, assimilation of the personnel and operations of the acquired companies, and possible loss of key employees. There is no assurance that the acquired companies will be able to successfully integrate into our existing infrastructure or to operate profitably. There is also no assurance given as to our ability to obtain adequate funding to complete any contemplated acquisition. Furthermore, there is no assurance that an acquisition will succeed in enhancing Rhombic's business and will not ultimately have an adverse effect on our business and operations.

OUR INABILITY TO FINANCE ACQUISITIONS WILL ELIMINATE ANY POSSIBILITY OF MAKING ACQUISITIONS FOR CASH

In transactions in which Rhombic agrees to make an acquisition for cash, it will have to locate financing from third-party sources such as banks or other lending sources or it will have to raise cash through the sale of its securities. There is no assurance that such funding will be available to us when required to close a transaction or if available on terms acceptable to us.

WE ARE REQUIRED TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS

Our technologies involve a substantial risk of environmental hazard in the production processes. There is no assurance that we will be able to contain the environmental hazards of the production. There is also no assurance that we will have sufficient resources to meet the requirements necessary to comply with environmental laws and regulations.

WE ARE DEPENDENT ON KEY PERSONNEL

Our success in achieving our growth objectives depends upon the efforts of Roger Duffield, President, and other top management members. Their international experience and industry-wide contacts significantly benefit Rhombic. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and results of operations. There is no assurance that we will be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services.

FAILURE TO ATTRACT QUALIFIED PERSONNEL

A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on our business, financial condition and results of operations. Our business growth is dependent upon our ability to attract and retain qualified research personnel, administrators and corporate management. There is no assurance that we will be able to employ a sufficient number of qualified training personnel in order to achieve our growth objectives.

THE SHARES OF OUR STOCK WHICH WILL BECOME IMMEDIATELY ELIGIBLE FOR PUBLIC SALE UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT COULD HAVE A NEGATIVE IMPACT ON THE PRICE OF OUR STOCK

Upon this registration statement becoming effective, there will be 2,047,942 additional shares of our stock immediately eligible for resale in the public market. A simultaneous offer to sell a significant number of these shares into the public market would create a depressive effect on the trading price of our stock. These sales would not only have a negative impact on our shareholders but could also make it more difficult for the company to raise future equity at a price the company deems appropriate.

BECAUSE OUR STOCK IS CLASSIFIED AS "PENNY STOCK", INVESTORS MAY EXPERIENCE DELAYS AND OTHER DIFFICULTIES IN THEIR ATTEMPTS TO TRADE IN OUR STOCK

Trading in our stock is subject to the "Penny Stock Rules" which require brokers to provide additional disclosure in connection with any trades of "penny stock". The broker must deliver, prior to the trade, a disclosure describing the penny stock market and the risks associated with that market. The "penny stock" regulations could limit the ability of brokers to sell and purchasers to buy the shares offered in this prospectus. The company's stock will be subjected to the "Penny Stock" rules until its market price reaches a minimum $5.00 per share, subject to certain exceptions. Our stock is quoted on the over-the-counter bulletin board, which could cause some difficulty in disposing of the stock and getting accurate quotes on its market price. Stocks traded on the NASD over-the-counter bulletin board are usually thinly traded, highly volatile and not followed by analysts.

WE MAY ENCOUNTER INTENSE COMPETITION

Rhombic will face intense competition from other technology companies attempting to develop the same type of products. All of our anticipated competitors will probably have longer operating histories, greater name recognition and larger installed customer bases. It is also probable that they would have significantly more financial resources, R&D facilities and manufacturing and marketing experience. There can be no assurance that developments by our current or potential competitors will not render our proposed products or services obsolete. In addition, we expect to face competition from new entrants into its targeted industry segments. Rhombic anticipates that demand for products and services based on its technologies will grow and new markets will be exploited. As this occurs, we expect competition to become more intense, as current and future competitors begin to offer an increasing number of diversified products and services. Rhombic believes that it has certain technical and patent advantages over some of its competitors, maintaining such advantages will require a continued high level of investment by Rhombic in research and development, marketing, sales and customer support. There can be no assurance that we will have sufficient resources to maintain our research and development and to develop marketing, sales and customer support efforts on a competitive basis. Increased competition could result in obsolete technology and reduced operating margins, any of which could materially and adversely affect the our business, financial condition and results of operations.

WE ARE STILL IN A STARTUP PHASE

There can be no assurance that Rhombic will be successful with any of its technologies. There can be no assurance that we can manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner.

                           FORWARD LOOKING STATEMENTS

Certain statements made in this prospectus relating to trends in our business, as well as other statements including words such as "believe", "expect", "estimate", "anticipate", and similar expressions, constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Rhombic. The matters referred to in these forward looking statements that could be affected by the risks and uncertainties include, but are not limited to, the effect of general economic and market conditions, including downturns in customers' business cycles, the impact and cost of government regulations and taxes on the operations of the business, competition, as well as certain other risks described herein. Subsequent written and oral forward looking statements attributable to Rhombic or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere herein.

                                 USE OF PROCEEDS

In March 2001, the Rhombic ratified the issuance of a convertible debenture with interest payable quarterly at 10 percent per annum as long-term debt. The debenture matures on August 19, 2002. We received only $200,000 and issued 1,166,142 common shares in that the holders have elected to convert the debt. The company has paid current interest expense. All of the funds received by Rhombic have been used and will be used as working capital. The remaining shares issued did not precipitate any cash to us but rather were issued for services rendered.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

The company's common stock is currently quoted on the Over-The-Counter Bulletin Board under the Symbol "NUKE." The following quotations are inter-dealer quotations from market makers of the company's stock. At certain times the actual closing or opening quotations may not represent actual trades that took place.

Set forth below is the trading history of the company's common stock without retail mark up, mark-down or commissions:

     1999                                      High                  Low
     ----                                      ----                  ---
     Quarter ended
       March 31                                0.760                0.090
       June 30                                 1.140                0.290
       September 30                            0.900                0.410
       December 31                              5.25                0.360

     2000 Through Second Quarter 2001
     --------------------------------
     Quarter ended
       March 31, 2000                          5.562                1.875
       June 30                                 3.781                1.312
       September 30                            1.500                0.625
       December 31                             0.968                0.212
       March 31, 2001                          0.480                0.155
       June 20, 2001                            0.24                 0.18

There are 17,581,063 free trading shares, and 10,936,179 "restricted securities" within the meaning of Rule 144 under the 1933 Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the company's then-outstanding common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares and sales of shares purchased by holders of options or warrants could have an adverse effect on the market price of the common stock.

HOLDERS

As of September, 2001 there were 242 shareholders who currently hold certificated securities (99 of these shareholders hold restricted securities and 143 hold non-restricted securities) and approximately 2,729 shareholders currently listed in the Depository Trust Company as holding shares in brokerage accounts. It is our estimate that we have approximately 3,500 shareholders.

                                 DIVIDEND POLICY

We have not paid any dividends on our common stock. Rhombic currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

OVERVIEW

Rhombic Corporation is a development-stage company incorporated under the laws of the State of Nevada. The corporation was initially formed on February 26, 1987 as Toledo Medical Corporation. The name was changed to Almaz Space Corporation on February 9, 1991 and to Ready When You Are Funwear, Inc. on April 14, 1992. On December 30, 1994 a group of individuals acquired control of the corporation. On February 17, 1995, they changed the name to Rhombic Corporation.

Pursuant to an Agreement and Plan of Reorganization (the "Acquisition Agreement") dated January 18, 2000, Rhombic Corporation, a Nevada corporation, acquired all the outstanding shares of common stock of Emerald Acquisition Corporation ("Emerald"), a fully reporting Delaware corporation, in an exchange for an aggregate of 200,000 shares of common stock of Rhombic. Our company is currently headquartered in Phoenix, Arizona.

Rhombic is in the development stage and its efforts, since inception, have been primarily focused on the acquisition of the rights to innovative technologies that could ultimately be developed into numerous applications. During the years of 1999 and 2000 it began to focus on the research and development of its portfolio of acquired technologies.

We have (4) four wholly owned inactive subsidiaries, Rockford Technology Associates, Inc. ("Rockford"), Nanophase Diamond Technologies, Inc. ("Nanophase"), AEP Technologies, Inc. ("AEPT") and Rhombic Detection Technologies, Inc.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following consolidated financial information should be read in conjunction with "Management's Discussion and Analysis" and the audited financial statements, for year-end 1999 and 2000 as well as the quarterly unaudited financials for the second quarter of 2000 and 2001, including the notes to the statements. We believe that the statements contain all normal recurring adjustments necessary to present a fair presentation of our financial information. The financial results of the second quarter ended June 30, 2001 should not be indicative of the results that may occur for the entire fiscal year ending December 31, 2001.

                                     From Inception
                                  (November 21,1994) to           Year Ended
                                    December 31, 2000          December 31, 1999
                                    -----------------          -----------------
                                       (audited)                  (audited)
STATEMENT OF OPERATIONS DATA
Revenue                              $     5,690                 $     3,147
(Net Loss)                            (5,157,899)                 (1,040,930)
(Net Loss) per share                 $     (0.20)                $     (0.05)

BALANCE SHEET DATA
Total Assets                         $    94,627                 $ 2,578,036
Total Current Liabilities                116,555                      42,400
Accumulated Deficit                   (7,236,754)                 (2,078,855)
Stockholders Equity                  $   833,072                 $ 2,535,636


                                     Six Months Ended           From Inception
                               ----------------------------  (November 21, 1994)
                               June 30, 2001  June 30, 2000    to June 30, 2001
                               -------------  -------------    ----------------
                                (unaudited)    (unaudited)       (unaudited)
STATEMENT OF OPERATIONS DATA
Revenue                        $        80     $     2,502       $    12,684
Net Loss                          (264,959)     (1,462,906)       (7,501,713)
Net loss per share             $     (0.01)    $     (0.04)


                                     From Inception
                                  (November 21, 1994)
                                    to June 30, 2001             June 30, 2000
                                    ----------------             -------------
                                      (unaudited)                 (unaudited)
BALANCE SHEET DATA
Total Assets                         $   934,013                 $ 2,590,486
Total Liabilities                    $    34,731                 $    56,663
Retained Earnings                    $(7,501,713)                $(3,539,259)
Total Stockholders Equity            $   891,282                 $ 2,590,486

                              OUR PLAN OF OPERATION

In the following discussion we are providing an analysis of our financial condition and Plan of Operation during the next quarter and the balance of the fiscal year. This discussion should be read in conjunction with our financial statements and the notes thereto. Certain matters discussed below are based on potential future circumstances and developments, which the company anticipates but cannot be assured. These forward-looking statements include, but are not limited to, our plans to conduct research and development within Rhombic and in conjunction with joint venture partners.

We have placed our primary emphasis on product development, dependability and commercial viability of our acquired technologies. Management is currently determining the expenses involved to develop its existing technologies into commercial applications. To date, we have not generated any significant revenues from any of our acquired technologies and we are currently operating at a loss. None of the technologies have been developed to commercialization. We are not able to determine an approximate date for commercialization at this time. No assurances can be given that any of our technologies will ever be developed to a point of usefulness or, if developed, that any will be commercially feasible.

Rhombic does not plan to acquire additional technologies during the year 2001. Development of its technologies may be possible through joint ventures where we contribute our intellectual property for an ownership percentage in a joint venture and all costs are paid by the other joint venture partners.

On March 8, 2001, Rhombic signed a convertible debenture for $2.5 million. The debenture matures on April 22, 2002 and bears interest at 10% interest. The Holder did not fund the debenture in the incremental amounts of $100,000 pursuant to the terms of the debenture. The first payment of $200,000 was received in total on May 19, 2001. No further payments were received. The holder converted the $200,000 into 1,166,142 shares of restricted stock pursuant to Rule 144 of the Securities Act. The debenture has been canceled.

We currently have options outstanding from which we could obtain cash. In the event all of the outstanding options were exercised, Rhombic would receive $600,000 before December 31, 2001 and $2,225,000 before December 31, 2002. As of the date of this prospectus, we have a total of 3,600,000 options outstanding at an average exercise price of $1.27 per share. The exercise prices range from $.50 to $4.50.

During the first quarter of 2001, the board of directors approved the establishment of a stock option plan for the year 2001.

At December 31, 2000 we had $93,384 in cash and $85,985 in current payables. At June 30, 2001, we had $31,614 in cash and $34,731 in payables

During the calendar year 2001, we will determine which projects we plan to develop to bring to market.

                       WHERE YOU CAN FIND MORE INFORMATION

Rhombic is subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed this registration statement, which includes this prospectus and exhibits, electronically with the Securities Exchange Commission under the Securities Act of 1933 as amended. This prospectus omits certain information contained in the registration statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission. This registration statement, including the exhibits, may be reviewed and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of the registration statement and the exhibits can be obtained by mail, for a proscribed fee, from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding our filings including this registration statement and its exhibits that were file electronically with the Commission at http://www.sec.gov. All of our filings may be reviewed at said Internet site. We also maintain an Internet site at www.rhombic.com.

                         BUSINESS OF RHOMBIC CORPORATION

HISTORY AND PRODUCTS

Rhombic Corporation is a development-stage company incorporated under the laws of the State of Nevada. The corporation was initially formed on February 26, 1987 as Toledo Medical Corporation. The name was changed to Almaz Space Corporation on February 9, 1991 and to Ready When You Are Funwear, Inc. on April 14, 1992. On December 30, 1994 a group of individuals acquired control of the corporation and on February 17, 1995, changed the name to Rhombic Corporation. We are currently headquartered in Phoenix, Arizona.

Rhombic is a development stage company and its efforts, since inception, have been focused on the acquisition of the rights to innovative technologies that could ultimately be developed into numerous commercial applications. The business strategy of Rhombic is to develop a specific application from a technology, then commence or contract for a marketing effort for the developed application that would generate sales. We have contracted our development work with the University of Missouri.

We have four wholly owned subsidiaries, Rockford Technology Associates, Inc., Nanophase Diamond Technologies, Inc., AEP Technologies, Inc. and Rhombic Detection Technologies, Inc. None of these subsidiaries are operating.

As a technology transfer and development start-up company, Rhombic has limited finances and we are unable to determine if we will be able to secure any additional funding necessary for growth and expansion.

Rhombic intends to make future acquisitions of commercially promising technologies that fit our general technology acquisition criteria. However, we do not have a source of capital to finance such acquisitions. In this respect, we intend to accomplish our acquisition plans through an exchange of our stock. There is no assurance that we will be able to arrange for such acquisitions. Low trading price or poor liquidity of the company's common stock may adversely affect our ability to engage in future acquisitions and to accomplish our growth objectives.

ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to an Agreement and Plan of Reorganization dated January 18, 2000, our Rhombic acquired all the outstanding shares of common stock of Emerald Acquisition Corporation, a Delaware corporation, from its shareholders in an exchange for an aggregate of 200,000 shares of common stock of Rhombic.

Upon effectiveness of the acquisition, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, Rhombic elected to become the successor issuer to Emerald for reporting purposes under the Securities Exchange Act of 1934 and elected to report under the Act effective January 20, 2000.

The consideration exchanged pursuant to the Acquisition Agreement was negotiated between Emerald and Rhombic. In evaluating Emerald, Rhombic placed a primary emphasis on Emerald's status as a reporting company under Section 12(g) of the Securities Exchange Act of 1934 and Emerald's facilitation of Rhombic becoming a reporting company under the Act.

We intend to strengthen our position in the technology development and transfer line of business by researching and developing our existing portfolio of acquired technologies to achieve commercial viability as well as continuing to search for innovative and commercially viable technologies throughout the world.

On January 3, 2000, the company acquired the right, title and interest in an invention named "Micro Wave Driven Ultra Violet Lamp" or "Excimer Lamp". The seller agreed to provide technical support for the research and development of the Excimer Lamp when the development takes place. Our company issued 100,000 restricted common shares at a deemed value of $ 281,250 and issued the inventor and option to purchase 50,000 shares of its common stock at $ 1.00 per share until December 31, 2000. The option was not exercised on December 31, 2000 and expired.

During the fourth quarter of 2000, Rhombic decided to concentrate its efforts on its diamond doping technology as applied to certain components for fuel cells. As a result it has no current plans to pursue its other technologies. The company is seeking joint venture partners or others to effect commercialization of its other impaired technologies. There is no assurance that company will be able to locate a joint venture partner to develop any or all of these technologies. In addition, there is no assurance that even if a joint venture partner is found that any of these technologies will ever result in marketable or viable products.

TECHNOLOGIES

DIAMOND FILM FORCED DIFFUSION.

Rhombic's negative type diamond technology, referred to as "Forced Diffusion," has been successfully created in a Russian laboratory to create functional integrated circuits. This technology consists of diffusing different elements into diamonds. Rhombic believes that Forced Diffusion has many spin-off applications. Certain elements in diamond can change the mechanical, optical, and electrical properties of the material. For example, boron doping causes diamond to turn blue, enhances the wear resistance of diamond and makes a p-type conductor.

Producing diamond with electronic properties is greatly superior to those of silicon, which is the material currently used for computer chips. Our technology allows the exponential decrease of the space required for a computer microchip. Such diamond film is considerably more heat and radiation resistant extending the life of the electronic circuitry. Harder cutting tools and abrasives, diamond television and computer monitor screens, sensor bearing and radar screens are among a number of potential commercial applications of this technology.

During the year 2000, we targeted the development of the following four applications of its Diamond Film Forced Diffusion technology:

     1. A Silicon-Carbide purification technology for the high tech manufacturing industry,

     2. An integrated Diamond Circuit and innovative material developments for the computer and electronics industry,

     3.   A Heavy Doped Diamond Fuel Cell Electrode for the fuel cell industry,

     4.   Quality colored diamonds for the high-end jewelry accessory market.

MARKETING

Our company's primary business focus is placed upon the commercialization of products resulting from our present and future technologies. We anticipate that the automobile industry will be the primary market for the company's fuel cell technology. All of our other technologies have not been developed enough to determine their marketability. The company has limited experience in marketing of products and services in these fields and intends to rely on licensing and joint venture opportunities with multinational companies for the marketing and sale of its technologies. We also have little experience marketing products of a consumer nature. There is no assurance that we will be successful in developing a market for any of our products or that we will gain any market recognition and acceptance.

COMPETITION

Rhombic is in the competitive environment of developing technologies where other companies may be developing similar technologies with substantially larger financial resources, operations, staffs, scientists and facilities. We are working toward developing prototype or engineering demonstrative models for certain applications of our technologies. There can be no assurance that the prospects will yield substantial economic returns or that a competitor may develop a similar prototype and enter the marketplace ahead of Rhombic. Failure to develop applications from the technologies with an estimated economic return could have a material adverse impact on the company's future financial condition and could result in a write-off of a significant portion of its investment in the technologies.

Our competitors include major integrated international companies in various industries with research and development programs. The international competitors are large, well established companies with substantially larger operating staffs and greater capital resources than Rhombic and which, in many instances, have been engaged in the technology development arena for a much longer time.

PATENTS, TRADEMARKS AND LICENSES

The following is a list of our existing patents and patent applications

     * Field-Enhanced Diffusion Using Optical Activation, U.S. Patent No. 5,597,762
     * Microwave-Driven UV Light Source and Solid-State Laser, US Patent No. 5,659,567

Patent applications

     * System and Method for Network Based Information Retrieval (Magnesite), U.S. Patent App. No. 60/240,770
     * Compact Power Technology Using Photon-Intermediate Direct Conversion of Radioisotope Energy to Electricity, U.S. Patent App. No. 60/223,869
     * System and Method for Diamond Based Fuel Cells, U.S. Patent App. No. 60/241,097
     *    System and Method for Diamond Based Fuel Cells, Docket No.
          790072.408P2
     *    System and Method for Conductive Diamond and Ohmic Contacts 60/251,823
     *    System and Method for Conductive Diamond and Ohmic Contacts 60/255,686
     * System and Method for Removal of Impurities From Materials Such as Semi-conductors, Docket No. 790072.411P1

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

Our technologies involve a substantial risk of environmental hazard in the production processes. There is no assurance that we will be able to contain the environmental hazards of production. There is also no assurance that we will have sufficient resources to meet the requirements necessary to comply with environmental laws and regulations. It is Rhombic's objective to comply in all material respects with applicable federal, state and local laws, rules, regulations and ordinances regarding the discharge of materials into the environment if in fact it commences production of any of its technologies.

No material capital expenditures for environmental control equipment are presently planned or needed.

EMPLOYEES

We have 1 employee. Rhombic hires independent contractors on an "as needed" basis only. We have no collective bargaining agreements with our employees. We believe our employee relationships are satisfactory.

LEGAL PROCEEDINGS

Rhombic's management feels that, to the best of its knowledge, there are no litigation matters pending or threatened against it or its property.

                            DESCRIPTION OF PROPERTIES

Rhombic is not producing any products at present, it has no lease or physical facilities commitments. Our executive office is 11811 North Tatum Suite 3031 Phoenix, 85028 Arizona on a month-to-month basis.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the current directors and executive officers of Rhombic and the principal offices and positions with the company held by each person. The executive officers of our company are elected annually by the Board of Directors. Each year, the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.

           Name            Age                 Position
           ----            ---                 --------
     Roger Duffield        57    President, Chief Executive Officer, Director
     Albert Golusin        46    Chief Financial Officer, Director
     Stanley Porayko       65    Secretary, Director,
     R. G. Krushinsky      41    Director

Roger Duffield, Chief Executive Officer and Director, has presided over development stage public companies with technologies under development for over eight years. His expertise has been in the petrochemical industries and is familiar with developing technologies for the energy sector. He currently is a director of Klinair Environmental Technologies, Ltd., which is a publicly traded company on the OTC Bulletin Board.

Albert Golusin, Chief Financial Officer and Director, is a Certified Public Accountant in Phoenix, Arizona. Since 1992, Mr. Golusin has been in private practice as an accounting consultant to public companies. He has also served as a controller for Glenayre Electronics, a NASDAQ company, from 1984 - 1991. From 1983 to 1984, Mr. Golusin worked for Kenneth Leventhal & Company. From 1979 to 1981, Mr. Golusin worked for the international accounting firm of Grant Thornton & Company. Mr. Golusin graduated from Brigham Young University in 1978. Mr. Golusin has worked for Rhombic since the office moved to Phoenix, Arizona on September 1, 2000. He is also a director of Fan Energy, Inc.
Stanley Porayko, Secretary and Director of the company, is a self-employed rancher from Alberta, Canada. He was a founder of the huge jade deposit on Ogden Mountain, British Columbia, and a director of Yugold Mines. Mr. Porayko graduated from Ryerson Institute of Technology in 1957.

RG "Jako" Krushnisky received a Bachelor of Science, in Business International Commerce from the United States International University, San Diego, California. He further studied economics in London, England. During his tenure at USIU, Jako was a member of the NCAA Gulls hockey club ranked third in the US. Mr. Krushnisky is also the President of Rockford Technology Corporation, located in Vancouver, Canada. Rockford's early work with the University of Missouri became the basis for research currently underway by Rhombic. Mr. Krushnisky is very much involved in the development of environmentally friendly, renewable, socially responsible energy solutions.

                             EXECUTIVE COMPENSATION

The following sets forth the annual compensation of the company's Chief Executive Officer for the fiscal year ended December 31, 2000. No officer or employee of the company received annual compensation of more than $100,000.

                                                                              Long Term Compensation
                                                                      ----------------------------------------
                                        Annual Compensation             Awards               Payouts
                               -------------------------------------  ----------   ---------------------------
                                                                      Restricted     Securities
                                                      Other Annual      Stock        Underlying        LTIP          All Other
                       Year    Salary($)   Bonus($)  Compensation($)   Awards($)   Options/SARs(#)   Payouts($)   Compensation($)
                       ----    ---------   --------  ---------------   ---------   ---------------   ----------   ---------------
Roger Duffield (CEO)   2000    62,500         0           0             50,000           --              0              0

William L. Owen        2000    60,000 (1)     0           0                  0           --              0              0

----------
(1) William Larry Owen, served as the President of the company and then as chairman until his retirement on July 26, 2000. He was compensated by Owen & Associates through an agreement with the company to provide office and administrative support for $7,500 a month.

OPTIONS GRANTED DURING FISCAL YEAR-END 2000.

The Board of Directors granted the following options during 2000:

                           Number of Shares      Options Granted
       Name               Underlying Options       During Year      Price($/sh)     Expiration Date
       ----               ------------------       -----------      -----------     ---------------
Albert Golusin                200,000               200,000            1.00             12/31/01
Robert G. Krushnisky          200,000               200,000            1.00             12/31/01
Gordon Krushnisky             200,000               200,000            1.00             12/31/01
Stanley Porayko               200,000               200,000            1.00             12/31/01

Both Robert and Gordon Krushnisky exercised 100,000 options at $1.00 during our last fiscal year.

OPTIONS GRANTED DURING FISCAL YEAR-END 2001.

The Board of Directors granted the following options during 2001:

                           Number of Shares      Options Granted
       Name               Underlying Options       During Year      Price($/sh)     Expiration Date
       ----               ------------------       -----------      -----------     ---------------
Roger Duffield               1,000,000              1,000,000          0.50             6/30/02
Albert Golusin                 400,000                400,000          0.50             6/30/02
Carl Ranno                     400,000                400,000          0.50             6/30/02
Stanley Porayko                250,000                250,000          0.50             6/30/02
Robert G. Krushnisky           350,000                350,000          0.50             6/30/02
Gordon Krushnisky              100,000                100,000          0.50             6/30/02

COMPENSATION OF DIRECTORS

Our outside Directors receive $2,000 monthly and are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings.

                        EMPLOYMENT AND RELATED AGREEMENTS

There are no employment or other related agreements entered into by the company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The laws of the State of Nevada and the company's Bylaws, as amended, provide for indemnification of the company's directors, officers and agents for liabilities and expenses that they may occur in said capacities. Generally, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of the company, and with respect to any criminal action or proceeding that the indemnitee had no reasonable cause to believe was unlawful.

We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 15, 1999, William Owen, Rhombic's President at that time, and Robert
G. Krushnisky, Chairman at that time, both citizens of Canada, each purchased 100,000 shares for $15,000. The shares were exempt from registration under Rule 504 adopted under Regulation D of the Securities Act. They were also subject to the restrictions under Rule 144.

On March 16, 1999, Robert G. Krushnisky, Rhombic's Chairman at that time, a citizen of Canada, purchased 400,000 shares for $80,000. The shares were exempt from registration under Rule 504 adopted under Regulation D of the Securities Act. They were also subject to the restrictions under Rule 144.

During December 1999, all Rhombic's directors exercised their 1999 stock options at $.25 per share. The company issued 925,000 shares to the directors and received $231,250 in cash.

William Owen received $90,000 and $60,000 during 1999 and 2000, respectively through his wholly owned Canadian company named Owen & Associates. Owen & Associates provided an office, local telephone service, postage and compensated William Owen on behalf of Rhombic.

On August 18, 2000, Robert G. Krushnisky our Vice President and a Director, a citizen of Canada, purchased 200,000 shares for $200,000. The shares were exempt from registration under Rule 504 adopted under Regulation D of the Securities Act. They were also subject to the restrictions under Rule 144.

On September 1, 2000, Rhombic canceled 3,000,000 escrowed shares to William Owen, the President and 6,000,000 escrowed shares to Durham Technology, which is a A Niue Island (New Zealand overseas territory) corporation primarily engaged in marketing of new technologies. The Rhombic shares were held in escrow and couldn't be sold or hypothecated until Rhombic generated a net income of at least $.01 per share in any year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of September 20, 2001 regarding the shareholdings of (1) Rhombic's current directors and executive officers, (2) those persons or entities who beneficially own more than 5% of its common stock and (3) all of the directors and executive officers as a group (giving effect to the exercise of the options held by each such person or entity). Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the share indicated:

                                     Number of shares             Percent of
                                       Common Stock              Common Stock
       Name                         Beneficially Owned        Beneficially Owned
       ----                         ------------------        ------------------
Robert G. Krushnisky (1)                 2,894,550                  10.15%
Director
Suite 901, 1212 Howe St.
Vancouver, B C
Canada V6Z 2M9

Roger Duffield (2)                       1,000,000                   3.5l%
President, Director
P.O. Box 1963
Grand Cayman, BWI

Albert Golusin (3)                         670,000                   2.3%
Chief Financial Officer,
Director
10641 North 44 Street,
Phoenix, Arizona 85028

Stanley Porayko (4)                        464,000                   1.6%
Director
P.O. Box 1765
Vegreville, Alberta
Canada T9C 1S8

Total shares owned by (5)
Directors and Officers                   5,028,550                  17.6%
of the Company (4 persons)

Rockford Technology Corporation          2,045,500                  7.17%
4873 Delta Street
Delta, British Columbia
Canada

William Owen                             2,100,000                   7.3%
23120 56th Ave.
Langley, British Columbia
Canada

----------
(1) Mr. Robert G. Krushnisky has the option to purchase 450,000 common shares which is included in his share count. He is also a director of Rhombic and is one of three directors of Rockford Technology Corporation but does not own controlling interest in either company.
(2)  Mr. Duffield has options for 1,000,000 common shares.
(3) Mr. Golusin owns 70,000 common shares and options to purchase 600,000 common shares.
(4) Mr. Porayko is the owner of 14,000 common shares and has options to purchase 450,000 common shares.
(5) The directors own 2,528,550 common shares and options to purchase 2,500,000 common shares.

The above chart is based upon 28,517,242 outstanding shares of common stock and 2,500,000 options granted to the directors and exercisable within 60 days.

Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, conversion privileges or other rights currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

                              SELLING SHAREHOLDERS

The following table sets forth the number of shares of common stock the selling shareholders may offer for sale from time to time. The office or material position held by a selling shareholder now or within the past three years is indicated. The percentage owned after the offering is not indicated unless it exceeds 1% of the class of shares.

                                          Amount of Beneficial    Shares of Common Stock      Shares of Common Stock
                                            Ownership Prior       Being Offered Pursuant        Beneficially Owned
Name of Selling Shareholder                to this offering        to this Prospectus(1)      After this Offering(2)
---------------------------                ----------------        ---------------------      ----------------------
                                         Number        Percent                                Number         Percent
                                         ------        -------                                ------         -------
FN Stockbrokers LTD (2)                 1,166,142        4.1%          1,166,142            1,166,142          4.1%

Seed Intellectual Law Group PLLC (3)      600,000        2.1%            600,000              600,000          2.1%

William Menzer (4)                        151,400         *               75,000              151,400           *

Michael Shebanow (4)                       50,000         *               50,000               50,000           *

William Owen (4)                        2,100,000        7.3%            100,000            2,100,000          7.3%

Roger Armstrong (5)                        56,800         *               56,800               56,800           *
                                                                       ---------
     Total                                                             2,047,942
                                                                       =========

----------
 *   Less than 1% ownership
(1)  All of these shares are currently restricted under Rule 144 of the Act.
(2) Indicates common shares issued under the conversion rights of the convertible debenture.
(3) Indicates 600,000 common shares issued for legal services rendered in lieu of cash
(4)  Indicates 225,000 common shares issued pursuant to consulting agreements.
(5)  Indicates 56,800 common shares sold to an Accredited Investor for $10,000.

                              PLAN OF DISTRIBUTION

The securities are not being offered through an underwriter. The shares may be offered for sale, from time to time, by the security holders their assigns, successors or pledges. The sales may be offered pursuant to this prospectus on any stock exchange, trading facility or market wherein said securities are traded. They may also be sold in a private transaction. All sales may be for a fixed or negotiated price. The security holder may sell our securities in any of the numerous transactions permitted by applicable law. Some of those methods of sale include: ordinary broker transactions, block trades, direct sales to a broker dealer as a principal or a partial sale through a broker-dealer at a specific price. The selling shareholder may also sell our shares under the Securities Act Rule 144 and not under this prospectus, if they meet the criteria and conform to said rule.

The selling shareholders may utilize the services of a broker-dealer to participate in the sale of the subject securities, which may include sales of the securities to other broker-dealers. The broker-dealer may receive commissions or discounts from the seller on the sale or sometimes from the purchaser if they act as an agent for the purchaser. It is anticipated that the commissions or discounts shall be customary for these types of transactions.

Under the Securities Act, the selling shareholders and the broker-dealers involved in the sale of our securities may be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by these broker-dealers or agents and any profits on the resale of the shares purchased by them may be considered underwriting compensation under the Act.

Under the Exchange Act and its applicable regulations, any person engaged in the distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock of our company during the applicable "cooling off" periods prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of sales and purchases of common stock by selling shareholders.

The company will pay all fees and costs associated with the registration of these shares, however, it will not pay any commissions, discounts, underwriters fees or fees for dealers or agents.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of the Rhombic Corporation currently consists of 70,000,000 shares of common stock, par value $.001 per share.

Our transfer agent is Nevada Agency and Trust Company, 50 West Liberty, Suite 800 Reno, NV 89501.

The following summary of the capital stock of Rhombic as set forth in the following statements is not complete. These statements are subject to and qualified in their entirety by the detailed provisions found in the company's Articles of Incorporation with amendments and the company Bylaws.

There are 28,142,242 shares of common stock outstanding, as of the date of this prospectus.

Holders of common stock are entitled to one vote per each share standing in his/her name on the books of the company as to those matters properly before the shareholders. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends, if any, as declared by the Board of Directors in its discretion from funds or stock legally available. Common stock holders are entitled to share pro-rata on all the company's assets after the payment of all liabilities, in the event of dissolution. All of the outstanding shares of common stock are fully paid and non-assessable and all the shares of common stock offered hereby will also be fully paid and non assessable.

OPTIONS

There are no options being offered in this registration statement.

                                  LEGAL MATTERS

Carl P. Ranno, Phoenix, Arizona, will pass upon the validity of the securities offered hereby for Rhombic Corporation.

                                     EXPERTS

The financial statements of Rhombic Corporation, Inc for the fiscal years ended December 31, 1999 and December 31, 2000, included herein and elsewhere in this registration statement, have been included herein and in the registration statement in reliance on the report of Marshall & Webber, CPA's, P.L.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our company had no disagreements on accounting and financial disclosures with its independent auditors during the past two fiscal years.

                              FINANCIAL STATEMENTS

                               RHOMBIC CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Years Ended December 31, 1999 and December 31, 2000

  Independent Auditors' Report                                             F-1

  Consolidated Financial Statements
      Balance Sheets                                                       F-2
      Statements of Operations                                             F-3
      Statements of Stockholders Equity (Deficiency)                       F-4
      Statements of Cash Flows                                             F-5
      Notes to Financial Statements                                        F-6

Six Months Ended June 30, 2001 and 2000 (Unaudited)
      Balance Sheets                                                       F-15
      Statements of Operations                                             F-16
      Statements of Stockholders Equity (Deficiency)                       F-17
      Statements of Cash Flows                                             F-18
      Notes to Financial Statements                                        F-19

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Rhombic Corporation:

We have audited the accompanying consolidated balance sheets of Rhombic Corporation (a Development Stage Company) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rhombic Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

As disclosed in Note 1, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced material operating losses and has yet to commence significant revenue producing operations. Ultimate realization of material investments in intellectual properties is uncertain. These and other conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

/s/ Marshall & Weber, CPA's, P.L.C

Scottsdale, Arizona
March 27, 2001

                               RHOMBIC CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 2000 AND 1999


                                     ASSETS
                                                       2000             1999
                                                   -----------      -----------
CURRENT ASSETS
   Cash                                            $    93,384      $   557,553
   Receivables                                              --           18,896
   Prepaid expenses                                      2,500          200,000
                                                   -----------      -----------
Total Current Assets                                    95,884          776,449
                                                   -----------      -----------

OTHER ASSETS:
   Investments                                         217,756          217,756
   Licensing Agreements and Intellectual property      581,257        1,529,850
   Patents                                              54,730           53,981
                                                   -----------      -----------
Total assets                                       $   949,627      $ 2,578,036
                                                   ===========      ===========

                                  LIABILITIES
CURRENT
   Accounts Payable                                $   116,555      $    42,400

STOCKHOLDERS' EQUITY

Preferred stock, $.001 par value,
 1,000,000 shares authorized, none issued                   --               --
Common stock, $.001 par value, 70,000,000 shares
 authorized, 26,286,100 and 24,741,100 issued
 and outstanding at December 31, 2000 and 1999          26,286           24,741
Additional paid-in capital                           8,043,540        4,589,750
(Deficit) accumulated during the development
 stage                                              (7,236,754)      (2,078,855)
                                                   -----------      -----------

Total stockholders' equity                             833,072        2,535,636
                                                   -----------      -----------

Total liabilities and stockholders' equity         $   949,627      $ 2,578,036
                                                   ===========      ===========

See accompanying notes to these consolidated financial statements.

                               RHOMBIC CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   Cummulative From
                                                For the 12 Months Ended            November 21, 1994
                                             -------------------------------         (Inception) to
                                                 2000               1999           December 31, 2000
                                             ------------       ------------       -----------------
Royalty income                               $         --       $      3,138         $      5,729
Interest income                                     5,690                  9                6,874
                                             ------------       ------------         ------------
                                                   12,603              5,690                3,147
EXPENSES
  Research and development expense                494,082            189,174              673,363
  Write down on intellectual property           1,487,630                 --            1,487,630
  Legal and accounting                            259,397            113,971              577,263
  Consulting, related party                        60,000             90,000              367,000
  Consulting                                    1,891,556            551,726            2,839,455
  Other general and administrative                970,924             99,206            1,304,646
                                             ------------       ------------         ------------
   Total Expenses                               5,163,589          1,044,077            7,249,357

NET (LOSS)                                   $ (5,157,899)      $ (1,040,930)        $ (7,236,754)
                                             ============       ============         ============
NET LOSS PER SHARE
  Basic                                      $      (0.20)      $      (0.05)
                                             ============       ============
  Diluted                                    $      (0.20)      $      (0.05)
                                             ============       ============
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                        25,749,799         20,774,607
                                             ============       ============
  Diluted                                      25,749,799         20,774,607
                                             ============       ============

See accompanying notes to these consolidated financial statements.

                               RHOMBIC CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                            (Deficit)
                                                                                           Accumulated
                                                         Common Stock       Additional       During
                                                      ------------------     Paid-In       Development
                                                      Shares      Amount     Capital          Stage           Total
                                                      ------      ------     -------          -----           -----
Balance at December 31, 1998                        17,142,100   $17,142   $ 1,988,494     $(1,037,925)    $   967,711

  Shares issued in a private placement               3,705,000     3,705       727,295                         731,000
  Fair value of options granted                                                436,980                         436,980
  Exercise of stock options                          2,774,000     2,774       696,726                         699,500
  Shares issued for services                           280,000       280       103,745                         104,025
  Acquisition of intellectual property                 840,000       840       636,510                         637,350
  Net loss for the year ended December 31, 1999                                             (1,040,930)     (1,040,930)
                                                   -----------   -------   -----------     -----------     -----------
Balance at December 31, 1999                        24,741,100    24,741     4,589,750      (2,078,855)      2,535,636

  Acquisition of Excimer lamp technology               100,000       100       281,150                         281,250
  Acquisition of LENR/DCM intellectual property        100,000       100       194,150                         194,250
  Shares issued for services                                                 1,563,932                       1,563,932
  Shares issued to acquire Emerald Investments         200,000       200          (200)                              0
  Shares issued for services                           775,000       775     1,107,878                       1,108,653
  Exercise of stock options                            370,000       370       306,880                         307,250
  Net loss for the year ended December 31, 2000                                             (5,157,899)     (5,157,899)
                                                   -----------   -------   -----------     -----------     -----------
Balance at December 31, 2000                        26,286,100   $26,286   $ 8,043,540     $(7,236,754)    $   833,072
                                                   ===========   =======   ===========     ===========     ===========

See accompanying notes to these consolidated financial statements.

                               RHOMBIC CORPORATION
                          (A DEVLOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           For the Years Ended         Cummulative From
                                                                                December 31,           November 21, 1994
                                                                        --------------------------      (Inception) to
                                                                           2000           1999           Dec. 31, 2000
                                                                        -----------    -----------        -----------
OPERATING ACTIVITIES
  Net (loss) income for the period                                      $(5,157,899)   $(1,040,930)       $(7,317,955)
  Adjustments to reconcile net cash used by operations:
    Write down on intellectual property and patents                       1,487,630             --          1,487,630
    Common stock issued for services                                      1,108,653        104,025          1,708,984
    Fair value of options granted                                         1,563,932        436,980          2,082,113
    (Increase)/decrease in accounts receivable                               18,896         39,715
    (Increase)/decrease in prepaid expenses                                 197,500       (200,000)            (2,500)
    Increase/(decrease)in accounts payable                                   74,155         21,732            116,555
                                                                        -----------    -----------        -----------
          Net Cash (Used) by Operating Activities                          (707,133)      (638,478)        (1,925,173)

FINANCING ACTIVITIES
  Proceeds from private placements                                               --        731,000          1,347,830
  Proceeds from exercise of stock options                                   307,250        699,500          1,006,750
                                                                        -----------    -----------        -----------
          Net Cash provided from financing activities                       307,250      1,430,500          2,354,580
                                                                        -----------    -----------        -----------

INVESTING ACTIVITIES
  Cost of patents                                                           (64,286)       (31,373)           118,267
  Investment in Rockford Technologies                                            --       (207,756)           207,756
  Investment in marketable securities                                            --             --             10,000
                                                                        -----------    -----------        -----------
          Net Cash used in investment activities                            (64,286)      (239,129)           336,023
                                                                        -----------    -----------        -----------

Increase (decrease) in cash                                                (464,169)       552,893             93,384
Cash at beginning of period                                                 557,553          4,660                 --
                                                                        -----------    -----------        -----------
Cash at end of period                                                   $    93,384    $   557,553        $    93,384
                                                                        ===========    ===========        ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
 Issuance of common stock for licensing agreements and
  intellectual property                                                 $   475,500    $   438,600        $ 2,005,350
                                                                        ===========    ===========        ===========

See accompanying notes to these consolidated financial statements.

                               RHOMBIC CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 2000 AND 1999


Note 1 - ORGANIZATION AND BASIS OF PRESENTATION

     Pursuant to an Agreement and Plan of Reorganization dated January 18, 2000, Rhombic Corporation (the "Company") acquired all the outstanding shares of common stock of Emerald Acquisition Corporation ("Emerald"), a Delaware corporation, from the shareholders thereof in an exchange for an aggregate of 200,000 shares of common stock of Rhombic ("the Acquisition"). As a result, Emerald became a wholly owned subsidiary of Rhombic and was later merged into the Company.

     The Acquisition was approved by the unanimous consent of the Board of Directors of Rhombic on January 18, 2000. The Acquisition was effective on January 20, 2000. Upon effectiveness of the Acquisition, pursuant to Rule 12g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, Rhombic elected to become the successor issuer to Emerald for reporting purposes under the Securities Exchange Act of 1934 and elected to report under the Act effective January 20, 2000.

     The Company has acquired rights to certain intellectual properties and intends to further develop, determine commercial applications and market these intellectual properties. Since its inception, the Company had directed most of its efforts toward identifying and acquiring intellectual properties, primarily from universities in the United States or entities related to those universities. The Company's primary office is located in Phoenix, Arizona. The majority of the Company's assets, liabilities and expenses relate to operations in the United States.

     The Company owns 100% of the issued and outstanding shares of Nanophase Diamond Technologies, Inc. and Rockford Technology Associates, Inc. Theses entities had no significant operations nor any significant assets or liabilities at the time of acquisition other than specific intellectual property rights. These entities have been merged into the Company and are included in the financial statements. During 2000, the Company formed two new subsidiaries for the purpose of participating in joint ventures. These subsidiaries have had no activities to date.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has had material operating losses and has had to rely on offerings of its common stock to obtain sufficient cash to meet its operating expenses. The Company has yet to generate substantive revenue. Also, there can be no assurances that the intellectual properties owned by the Company will be successfully developed to a marketable prototype level to be used as the basis for licensing agreements or marketing activity or that the book value of the investments in intellectual properties will be realized. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company intends to determine commercial applications for intellectual properties that it owns or has licensed. However, there can be no assurances that the Company will be able to generate profitable operations. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its wholly owned subsidiaries after elimination of intercompany transactions

INTELLECTUAL PROPERTY

     Intellectual properties have been acquired through the issuance of shares of the Company's common stock and further developed for cash. These intellectual properties are valued at the estimated fair market value of the stock issued at the time of purchase. The value of the common stock is determined by the trading value of the shares at and near the date of the transaction less a 25% discount to that trading value due to restrictions on those securities. All stock issued in those transactions contains regulatory restrictions, and in some cases contractual restrictions, on transferability. Management periodically analyzes the values of the intellectual properties for impairment. During 2000, the Company evaluated its intellectual properties and determined, based on the limited resources of the Company, market for the end products and potential development times, that it would not pursue development of certain of the intellectual properties. The Company wrote off its investments in those intellectual properties in 2000. The purchase price of the remaining intellectual properties will be amortized over the estimated useful lives when revenue begins to be generated from those assets.

CASH AND EQUIVALENTS

     The Company considers cash to be all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

STOCK-BASED COMPENSATION

     Statements of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("SFAS 123") established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation. The Company periodically issues options to consultants and members of the Board of Directors. The estimated value of these options is determined in accordance with SFAS No. 123 and expensed as the granted options vest to the grantees.

INCOME TAXES

     The Company accounts for income taxes under the liability method pursuant to the Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, ("SFAS 109"). Deferred taxes arise from temporary differences, due to differences between accounting methods for tax and financial statement purposes.

LOSS PER SHARE

     Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

     Financial instruments consist primarily of cash, investments in closely held entities and obligations under accounts payable and accrued expenses. The carrying amounts of cash, accounts receivable, accounts payable notes payable and accrued expenses approximate fair value because of the short term maturity of those instruments. The Company has not determined the fair value of certain of its investments due to the lack of marketability and liquidity of those investments and the common director with one such investee.

INVESTMENTS

     The Company accounts for its approximately 15% interest in Rockford Technologies, Inc. under the cost method. The Company also has a minority ownership in Peabody Coffee, Inc. which is recorded under the cost method. The investment in Peabody is recorded at its cost, which approximates the market value on the basis of trading values.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company is the U. S. dollar. Certain of the Company's assets, liabilities and expenses are denominated in Canadian dollars. Transactions denominated in Canadian dollars are translated to U.S. dollars using an average exchange rate applicable for the month in which the transactions occur. Assets and liabilities denominated in Canadian dollars are translated to U.S. dollars at the exchange rate existing at the balance sheet date. Foreign exchange transaction gains and losses have been immaterial.

Note 3 - INTELLECTUAL PROPERTY

     The Company has entered into numerous agreements having acquired certain rights to various complex intellectual properties which it intends to further develop, with the assistance of strategic partners, for commercial applications. Or, it may sell or license these rights and transfer the control of such to the buyer or licensee. The acquisitions of these intellectual properties have occurred since 1995. The intellectual properties include titles such as; Nuclear Battery, Radio Nuclide Battery, Inertial Electrostatic Confinement, Diamond Film Electromechanical Battery and Disperse Composite Material. There has yet to be proven profitable commercial applications for these intellectual properties. The Company works with U.S. universities and their professors to further develop these intellectual properties through funding of research projects. In most cases, the rights to the intellectual properties were acquired from the universities, or from the professors or inventors to the extent they had rights to the intellectual properties. The consideration given by the Company for the most part was shares of the Company's common stock. The value of the shares given was the basis for the recorded value of the purchases (Note 1).

The Company periodically analyzes the investments in these intellectual properties for impairment. The stage in which these intellectual properties are in make estimation of value or determination of impairment a difficult task. The Company has only one such technology for which there is a commercial strategic partner. However, there have been no substantive revenues yet generated from that arrangement. The Company has determined that there is no evidence that the book values of these intellectual properties are impaired until it has been determined that there is no likely commercial application or one that will produce adequate cash flow to support those values. The Company believes that its current intellectual properties each require substantial development dedication of resources, in both financial and human resources. The Company has determined to pursue a limited number of these intellectual properties and not pursue a number of others for various reasons. Therefore, the Company has taken a write off of those intellectual properties that it does not intend to pursue. The Company is funding further research and is more actively marketing and seeking strategic partners for the remaining intellectual properties. However, any change in estimates of impairment may have a significant effect on the financial condition and results of operations of the Company.

Note 4 - LOSS PER SHARE

     The earning per share for the year ended December 31, 1999 have been restated to give effect to the cancellation of 9,000,000 contingent shares held in escrow. This change had the effect of increasing the loss per share from ($0.03) to ($0.05).

     Outstanding options to purchase common stock were not considered in the calculation for diluted earnings per share for the years ended December 31, 2000 and 1999 because the effect of their inclusion would be antidilutive. A reconciliation of the numerator and denominator of the basic and diluted per share calculations for the loss from continuing operations is as follows:

                                           2000                                    1999
                               -----------------------------           ----------------------------
                                                        Per                                    Per
                               Loss         Shares     share           Loss        Shares     share
                               ----         ------     -----           ----        ------     -----
Net (Loss)                 $(5,157,899)                            $(1,040,930)

BASIC LOSS PER SHARE

Loss available to
 common stockholders       $(5,157,899)   25,749,799   $(0.20)     $(1,040,930)  20,744,607   $(0.05)

Effect of dilutive
  securities                       N/A                                    N/A

DILUTED LOSS PER SHARE                                 $(0.20)                                $(0.05)

     Options to purchase 1,100,000 and 250,000 shares of common stock were outstanding at December 31, 2000 and 1999, and were excluded from the computation of diluted loss per share because the effect of their inclusion would be anti-dilutive.

Note 5 - INVESTMENTS

     The Company has invested in the common stock of two entities.

                                                                               Estimated fair value
                                       Description                   Cost      at December 31, 2000
                                       -----------                   ----      --------------------
Available for sale securities   100,000 shares of Peabody's
                                Coffee, Inc.                       $ 10,000           $ 10,000

Other                           2,900,000 shares of Rockford        207,756            207,756
                                Technologies, Inc.
                                                                   --------           --------
Totals                                                             $217,756           $217,756
                                                                   ========           ========

     The estimated fair value of Peabody's was estimated based on the quoted trading price of the security at December 31, 2000 and 1999, the value of the Peabody's stock approximated the cost.

     The Company acquired 2,900,000 shares of Rockford Technologies, Inc. ("Rockford") in the year ended December 31, 1999 for $207,756 as part of a legal settlement with Rockford. The 2,900,000 shares represent an approximate 15 % interest in Rockford. As part of that settlement, members of the Company's Board of Directors assumed half of the Board seats of Rockford. At December 31, 2000, one of the Company's directors was also one of three directors of Rockford. Rockford had no material operations during the two years ended December 31, 2000. The Company will periodically review the recorded value of its investment in Rockford for impairment. The Company believes there is no impairment at December 31, 2000 of its investment in Rockford. Management believes that Rockford may generate revenues during the year 2002. Accounts receivable due from Rockford at December 31, 2000 and 1999 includes $0 and $11,862, respectively.

Note 6 - RELATED PARTY TRANSACTIONS

     During 1999, the Company paid fees to an entity owned by its President. The fees were paid for certain management and administrative functions performed by that entity on behalf of the Company. Fees paid to this entity were $90,000 for the year ended December 31, 1999 and $60,000 for the year ended December 31, 2000. The President retired during 2000 and the Company hired a full time consultant as the new President. The Company also pays consulting fees to other members of its Board of Directors and officers. Fees paid to these individuals as a group were $ $80,000 and $ 18,500 during the years ended December 31, 2000 and 1999, respectively.

Note 7 - STOCK OPTIONS

     The Company issues stock options periodically to consultants and members of the Board of Directors. The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The options granted in the year ended December 31, 1999, were granted to other than employees, the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", does not apply. Accordingly, compensation cost has been recognized for the stock options granted to other than employees.

     Under the provisions of SFAS No. 123, the number of fully vested options granted of 1,300,000 and 3,144,000 options for the years ended December 31, 2000 and 1999, respectively, were used to determine compensation cost. The value of options charged to expense during the year ended December 31, 2000 and 1999 were $1,563,932 and $ $436,980.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for years ended December 31:

                                     2000             1999
                                     ----             ----
Dividend yield                       None             None
Volatility                           1.61             1.60
Risk free interest rate              5.75%            5.75%
Expected asset life                  2.04 years       1 year

     The Board of Directors authorized the granting of 1,300,000 and 3,144,000 options during the years ended December 31, 2000 and 1999. The price of the options granted pursuant to these grants is not to be less than 100 percent of the fair market value of the shares on the date of grant. The options expire one year from date of grant and are immediately vested.

     The summary of activity for the Company's stock options is presented below:

                                                                      Weighted                    Weighted
                                                                      Average                     Average
                                                                      Exercise                    Exercise
                                                            2000     Price 2000         1999     Price 1999
                                                            ----     ----------         ----     ----------
Options outstanding at beginning of year                   250,000        N/A                         N/A
Granted                                                  1,300,000      $0.42        3,144,000      $0.42
Exercised                                                 (200,000)     $0.26       (2,894,000)     $0.26
Terminated/Expired                                        (250,000)     $2.30               --        N/A
Options outstanding at end of year                       1,100,000      $2.30          250,000      $2.30
Options exercisable at end of year                       1,100,000      $2.30          250,000      $2.30

Options available for grant at end of year                      --                          --

Price per share of options outstanding               $1.50 - $3.00               $1.50 - $3.00

Weighted average remaining contractual lives               2 years                   10 months

Weighted Average fair value of options granted
during the year                                              $1.27                       $0.14

Note 8 - INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. No deferred tax liabilities existed at December 31, 2000 or 1999.

     Deferred tax assets totaling $3,039,000 were offset by an equal valuation allowance. The valuation allowance was provided due to the uncertainty of future realization of federal and state net operating loss carryforwards that give rise to all of the deferred tax asset. The Company has federal and state net operating loss carryforwards of $7,237,000 at December 31, 2000. The deferred federal loss carryforwards expire in 2010 through 2020 and state loss carryforwards expire 2000 through 2005.

     Income taxes for years ended December 31:

                                           2000             1999
                                        -----------      -----------

Current Benefit                         $ 2,200,422      $   437,191
Deferred Benefit (Provision)             (2,200,422)        (437,191)
                                        -----------      -----------
     Net income tax provision           $         0      $         0
                                        ===========      ===========

     The income tax benefits of $2,200,422 and $437,191 for December 31, 2000 and 1999 were offset by an equal increase in the valuation allowance. The total increase in the valuation allowance for the two years ended was $2,166,317 and $437,191, respectively. The valuation allowance was increased due to uncertainties as to the Company's ability to generate sufficient taxable income to utilize the net operating loss carryforwards.

     A reconciliation for the differences between the effective and statutory income tax rates is as follows:

                                              2000                    1999
                                       ------------------      -----------------
Federal statutory rates                $(1,753,685)  (34)%     $(353,196)  (34)%
State income taxes                        (412,632)   (8)%       (83,274)   (8)%
Valuation allowance for operating
 loss carryforwards                      2,166,317    42%        437,191    42%
                                       -----------   ---       ---------   ---
Effective rate                         $         0     0%      $       0     0%
                                       ===========   ===       =========   ===

Note 9 - STOCKHOLDERS' EQUITY

     The Company issues common stock as compensation to consultants and to acquire intellectual properties. During the years ended December 31, 2000 and 1999 the Company issued 200,000 and 840,000 of its common stock, respectively, to acquire new intellectual properties. The value of those transactions was determined based upon the trading value of the Company's common stock at the time of the transactions.

     Prior to 1999, the Company entered into an agreement granting 9,000,000 shares to three of the Company's officers and directors and a consultant. The shares were placed in escrow and could not be released until the Company meets certain operating milestones and profitability. The shares are presented as issued and outstanding and are included in the loss per share calculation. During 2000, the Company cancelled the escrow agreement and the restricted shares held by the escrow agent were returned to the treasury of the Company and cancelled. No value or cost had been associated with those shares when issued. Expense was to be recognized at the time the shares become earned and released from escrow to the individuals and consultant. The loss per share calculations have been recomputed based on the cancellation. The Company has restated its 1999 stockholders' equity to reduce common stock outstanding and increase additional paid in capital by $9,000.

Note 10 - CREDIT RISK AND OTHER CONCENTRATIONS

     The Company has historically relied upon cash raised in private placements of the Company's common stock for working capital. At times, the Company maintains cash balances at banks that exceed insured limits. At December 31, 1999, bank balances exceeded those limits by $ 516,000. At December 31, 2000 the Company did not have funds on deposit that exceeded the insured limits.

NOTE 11 - LEGAL SETTLEMENTS

     In the year ended December 31, 1999, the Company entered into a settlement agreement with a plaintiff on claims filed against the Company. The Company was named as a defendant in a claim filed by Rockford Technologies, Inc. in 1998. The Company filed various counter claims. The matter was being heard in the Canadian courts. The parties reached a settlement in the year ended December 31,1999. The settlement called for numerous remedies, including the payment of CD$300,000 by Rhombic to Rockford. In return, the Company received 2,900,000 shares of Rockford and obtained 50% of the seats on the board of directors of Rockford. The Company incurred settlement costs, including legal fees, of $1,334 and $63,310 for the years ended December 31, 2000 and 1999 and an aggregate of $163,365. The Company expects no more costs associated with this matter.

Note 12 - PREPAID EXPENSES

     Prepaid expenses at December 31, 2000 were for legal fees. Prepaid expenses at December 31, 1999 includes advances of $150,000 paid for professional fees related to the merger transaction with Emerald Acquisition Corporation (Note 1). The remaining balance was for accounting and auditing fees.

Note 13 - COMMITMENTS

     The Company's acquisition agreements for intellectual properties generally contain requirements to pay royalties to the sellers when revenue is generated from those intellectual properties. At December 31, 2000 and 1999, the Company had no royalties payable.

     The Company periodically enters into agreements with third parties, primarily U.S. universities, to fund research projects related to its intellectual properties. At December 31, 2000 and 1999, there were no long-term commitments under such arrangements.

Note 14 - SUBSEQUENT EVENT

     On March 8, 2001, the Company signed a convertible debenture for $2.5 million. The debenture matures on April 22, 2002 and bears interest at 10%, payable quarterly. The holder shall fund the debenture in incremental amounts of $100,000 commencing on either May 5, 2001 or five days after the fulfillment of the conditions to the agreement with twenty four (24) equal installments every fifteen (15) days. An initial payment of $100,000 was made to the Company on February 20, 2001. Upon conversion into common stock, any accumulated but unpaid interest shall be extinguished. The conversion rate is set for each payment received based on 80% of the closing price of the common stock as quoted on the OTC Bulletin Board on the day notice of transmission of funds is confirmed by the holder. The holder is not obligated to transmit any payment if the closing price of the stock falls below $0.15 per share.

                                   * * * * * *

                               RHOMBIC CORPORATION
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2001
                                   (Unaudited)


                                     ASSETS

CURRENT ASSETS
  Cash                                                              $    31,614
  Receivables                                                               291
  Prepaid Expenses                                                        1,000
                                                                    -----------
        Total Current Assets                                             32,905
                                                                    -----------
OTHER ASSETS
  Investments                                                           217,756
  Licensing Agreements and Technologies                                 581,257
  Patents                                                               102,095
                                                                    -----------

Total assets                                                        $   934,013
                                                                    ===========

                                  LIABILITIES

CURRENT
  Accounts Payable                                                  $    34,731
                                                                    -----------
                                                                         34,731
STOCKHOLDERS' EQUITY
  Preferred Stock, $.001 Par Value, 1,000,000 Shares
   Authorized, None Issued
  Common Stock, $.001 Par Value, 70,000,000 Shares
   Authorized, 28,142,242 Issued and Outstanding                         28,142
  Additional Paid-in Capital                                          8,372,853
  (Deficit) Accumulated During the Development Stage                 (7,501,713)
                                                                    -----------
        Total Stockholders' Equity                                      899,282
                                                                    -----------

        Total Liabilities and Stockholders' Equity                  $   934,013
                                                                    ===========

                 See accompanying notes to financial statements

                               RHOMBIC CORPORATION
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                                     Cummulative From
                                                                                                     November 21, 1994
                                         For the 6 Months Ended         For the 3 Months Ended        (Inception) to
                                      June 30,2001   June 30,2000   June 30,2001      June 30,2000     June 30,2001
                                      ------------   ------------   ------------      ------------     ------------
Royalty income                         $        --    $        --    $        --       $        --     $     5,729
Interest income                                 80          2,502             --             1,295           6,955
                                       -----------    -----------    -----------       -----------     -----------
                                                80          2,502             --             1,295          12,684
EXPENSES
  Research and Development Expense           5,781        322,658             --           187,208         691,370
  Write Down of Intellectual Property           --             --             --         1,487,630
  Legal & accounting                        70,428        168,653         19,557             6,348         647,690
  Transfer Agent Expenses                      429          4,460            265             1,250          25,689
  Consulting, Related Party                     --         45,000             --            22,500         367,000
  Consulting                                   875         52,295             --            37,574       3,054,755
  Interest Expense                           2,917             --          2,665                --           2,917
  Other General & Administrative           184,609        869,840         98,217           601,875       1,237,346
                                                                                       -----------     -----------
        Total Expenses                     265,039      1,462,906        120,704           856,755       7,514,397

NET (LOSS)                             $  (264,959)   $(1,460,404)   $  (120,704)      $  (855,460)    $(7,501,713)
                                       ===========    ===========    ===========       ===========     ===========
NET LOSS PER SHARE:
  Basic                                $     (0.01)   $     (0.04)   $     (0.00)      $     (0.02)
                                       ===========    ===========    ===========       ===========
  Diluted                              $     (0.01)   $     (0.04)   $     (0.00)      $     (0.02)
                                       ===========    ===========    ===========       ===========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                 26,310,824     34,349,562     26,310,824        34,349,562
                                       ===========    ===========    ===========       ===========
  Diluted                               26,310,824     34,349,562     26,310,824        34,349,562
                                       ===========    ===========    ===========       ===========

                 See accompanying notes to financial statements

                               RHOMBIC CORPORATION
                          (A Development Stage Company)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (Unaudited)

                                                                                                 (Deficit)
                                                                                                Accumulated
                                                             Common Stock         Additional      During
                                                      -----------------------      Paid-In      Development
                                                        Shares       Amount        Capital         Stage          Total
                                                        ------       ------        -------         -----          -----
Balance at December 31, 1999                          24,741,100    $  24,741    $ 4,589,750    $(2,078,855)   $2,535,636
  Acquisition of Intellectual Property                   100,000          100        281,150                      281,250
  Shares Issued to Acquire Emerald Investments           200,000          200           (200)
  Shares Issued for Services                              75,000           75        214,350                      214,425
  Exercise of Stock Options                              170,000          170        107,080                      107,250
  Net Loss for the Quarter Ended March 31, 2000                                                    (604,944)     (604,944)
                                                     -----------    ---------    -----------    -----------    ----------

Balance at March 31, 2000                             25,286,100       25,286      5,192,130     (2,683,799)    2,533,617
  Acquisition of Intellectual Property                   100,000          100        194,150                      194,250
  Shares Issued for Services                             350,000          300        661,066                      661,416
  Net Loss for the Quarter Ended June 3, 2000                                                      (855,460)     (855,460)
                                                     -----------    ---------    -----------    -----------    ----------
Balance At June 30, 2000                              25,736,100    $  25,736    $ 6,047,346    $(3,539,259)   $2,533,823
                                                     ===========    =========    ===========    ===========    ==========

Balance At December 31, 2000                          26,286,100    $  26,286    $ 8,043,540    $(7,236,754)   $  833,072
  Shares Issued for Services                             290,000          290         59,710                       60,000
  Net Loss for the Quarter Ended March 31, 2001                                                    (144,255)     (144,255)
                                                     -----------    ---------    -----------    -----------    ----------
Balance At March 31, 2001                             26,576,100       26,576      8,103,250     (7,381,009)      748,817
  Shares Issued for Services                             400,000          400         91,600                       92,000
  Shares Issued for Debenture Conversion               1,166,142        1,166        198,834                      200,000
  Costs of Offering                                                                  (20,831)                     (20,831)
  Net Loss for the Quarter Ended June 30, 2001                                                     (120,704)     (120,704)
                                                     -----------    ---------    -----------    -----------    ----------

Balance at June 30, 2001                              28,142,242    $  28,142    $ 8,372,853    $(7,501,713)   $  899,282
                                                     ===========    =========    ===========    ===========    ==========

                 See accompanying notes to financial statements

                               RHOMBIC CORPORATION
                          (A Devlopment Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)

                                                       For the Six Months          For the Three Months     Cumulative From
                                                          Ended June 30,              Ended June 30,       November 21, 1994
                                                    ------------------------    --------------------------  (Inception) to
                                                       2001          2000           2001           2000      June 30, 2001
                                                       ----          ----           ----           ----      -------------
OPERATING ACTIVITIES
  Net (Loss) Income for the Period                  $(264,959)   $(1,460,404)   $  (120,704)   $  (855,460)   $(7,501,713)
  Adjustments to Reconcile Net Cash Used by
   Operations:
    Write Down of Intellectual Property                    --             --             --      1,487,630
    Common Stock Issued for Services                  152,000        875,841         92,000        661,416      1,716,245
    Fair Value of Options Granted                          --             --      2,082,113
    (Increase) Decrease in Accounts Receivable           (291)        15,103           (291)         3,219           (291)
    (Increase) Decrease in Prepaid Expenses             1,500         78,107          2,500        (60,892)        (1,000)
    Increase (Decrease) in Accounts Payable           (81,824)          (563)       (61,081)        (2,498)        34,731
    Increase (Decrease)  in Due to Related Parties         --         18,619             --          7,513             --
                                                    ---------    -----------    -----------    -----------    -----------
          Net Cash (Used) by Operating Activities    (193,574)      (473,297)       (87,576)      (246,702)    (2,182,285)
                                                    ---------    -----------    -----------    -----------    -----------
Financing Activities
  Proceeds From Private Placements                         --             --             --      1,347,830
  Proceeds From Convertible Debenture                 200,000             --        100,000             --        200,000
  Offering Costs                                      (20,831)       (10,831)       (20,831)
  Proceeds From Exercise of Stock Options             107,250             --             --      1,006,750
                                                    ---------    -----------    -----------    -----------    -----------
          Cash Provided From Financing Activities     179,169        107,250         89,169             --      2,533,749
                                                    ---------    -----------    -----------    -----------    -----------
Investing Activities
   Cost of Patents                                    (47,365)        (8,316)       (33,245)        (7,525)      (102,094)
   Investment in Rockford Technologies                     --             --             --             --       (207,756)
   Investment in Marketable Securities                     --             --             --             --        (10,000)
                                                    ---------    -----------    -----------    -----------    -----------
          Cash Used in Investment Activities          (47,365)        (8,316)       (33,245)        (7,525)      (319,850)
                                                    ---------    -----------    -----------    -----------    -----------

Increase in Cash                                      (61,770)      (374,363)       (31,652)      (254,227)        31,614
Cash At Beginning of Period                            93,384        557,553         63,266        437,417             --
                                                    ---------    -----------    -----------    -----------    -----------
Cash at end of Period                               $  31,614    $   183,190    $    31,614    $   183,190    $    31,614
                                                    =========    ===========    ===========    ===========    ===========

Interest Expense                                    $   2,917    $        --    $     2,665    $        --    $     2,917

Supplemental Disclosure of Noncash Investing
and Financing Activities
  Issuance of Common Stock for Licensing
   Agreements and Technologies                      $      --    $   475,500    $        --    $   194,250    $ 2,005,530
                                                    ---------    -----------    -----------    -----------    -----------

                 See accompanying notes to financial statements

                               RHOMBIC CORPORATION
                          (A Devlopment Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000


     The unaudited financial statements included herein were prepared from the records of the Company in accordance with Generally Accepted Accounting Principles. These financial statements reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company's Forms 10-KSB and 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2000. The current interim period reported herein should be read in conjunction with the Company's Form 10-KSB subject to independent audit at the end of the year.

     The results of operations for the three months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

CONVERTIBLE DEBENTURE

     On March 8, 2001, Rhombic signed a convertible debenture for $2.5 million. The Holder funded $200,000 on the debenture and converted the advances into 1,166,142 shares of the Company under the terms of the debenture. On July 20, 2001, the Company withdrew its registration statement for the shares issued and to be issued under the debenture because it was no longer applicable to the Company. A new registration statement will be filed in the near future that will better serve the Company's needs.

STOCKHOLDERS' EQUITY

     During the second quarter of 2001, the Company issued 400,000 restricted common shares as payment in full for legal services regarding its patents. The transaction had a deemed value of $ 92,000. It also issued 1,166,142 shares under the terms of its debenture for $200,000 of cash advances.

     The deemed value of the all shares issued was determined based upon the trading value of the Company's common stock at the time of the issuance of the stock.

                               RHOMBIC CORPORATION

                             SHARES OF COMMON STOCK

                                    2,047,942

                                   PROSPECTUS

                                OCTOBER __, 2001

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Nevada Revised Statutes sec. 78.751, a Nevada Corporation has the power to indemnify its Directors, Officers, Employees and Agents. The company is authorized by its Articles of Incorporation and its Bylaws as amended, to indemnify its officers, directors, employees and agents of the company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity. Even officers, directors, employees and agents of the company who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in considering all the circumstances of the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his or her own willful misconduct or gross negligence. As to indemnification for liabilities arising under the Securities Act of 1933 (the" Act"), Rhombic has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses in connection with this offering as described in this Registration Statement.

         Sec Registration Fee .................................   $    53.76
         Printing Fees ........................................            *
         Legal Fees and Expenses ..............................   $20,000.00
         Accounting Fees and Expenses .........................            *
         Miscellaneous ........................................            *
                                                                  ----------
               Total ..........................................   $        *
                                                                  ==========
----------
* To be provided by amendment

     The Registrant will pay all of the above expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On March 8, 2001, the Rhombic ratified the issuance of a $2.5 million convertible debenture with interest payable quarterly at 10 percent per annum as long-term debt. The debenture matures on August 19, 2002. The payments were to be in incremental amounts of $200,000. We received one payment of $200,000 and issued 1,166,142 common shares restricted pursuant to Rule 144 based upon a conversion notice from the holder. There have been no further payments nor do we expect additional payments. The convertible debenture is no longer in effect. We have paid current interest expense to the date of conversion. The investor in this private placement is an accredited investor as defined in Rule 501 of Regulation D as adopted under the Act.

     Seed Intellectual Properties, PLLC, the patent law firm for the registrant has agreed to accept common stock as full payment for legal services rendered. The first 200,000 common shares were issued on January 11, 2001 and on June 6, 2001 the firm agreed to accept another 400,000 common shares. The company is now current as to its obligation to the law firm. The shares are restricted pursuant to Rule 144 of the Act. The value of the transactions was $120,000.

     During the first quarter of 2001 the Company issued 90,000 restricted common shares to two directors for services rendered at a deemed value of $20,000.

     On June 27,  2001  Rhombic  sold 56,800  shares of our common  stock to Mr.
Roger Armstrong, an accredited investor as defined in Rule 501 of Regulation D as adopted under the Act, for $10,000. The shares are restricted pursuant to Rule 144 of the Act.

     On July 1, 2001 we entered into a technical consulting agreement with Michael Shebanow, PhD. The parties determined that 50,000 common shares would be the stock portion of the agreement. The shares are restricted pursuant to Rule 144 of the Act. The value of the transactions was $9,500.00

     Rhombic entered into a business consulting agreement with William Menzer on July 5, 2001. The consideration for said agreement was 75,000 common shares of our company. The shares are restricted pursuant to Rule 144 of the Act. The value of the transactions was $14,250.

     On July 23, 2001, we entered into a consulting agreement with our former president, William Owen. The consideration for said agreement was100,000 common shares of our company. The shares are restricted pursuant to Rule 144 of the Act. The value of the transactions was $16,000.

     The value of the all shares issued was determined based upon the trading value of the Company's common stock at the time of the issuance of the stock.

ITEM 27. EXHIBITS

        2*      The  Agreement  and  Plan  of  Reorganization   between  Rhombic
                Corporation and Emerald Acquisition Corporation filed in an 8-K on January 21, 2000.

        3.1* Certificate of Incorporation of Emerald Acquisition Corporation filed on December 3, 1999 in the Form 10SB.

        3.2* The corporate by-laws and Articles of Incorporation of Rhombic with amendments filed on December 3, 1999 in the Form 10SB.

        4.1     Form of Convertible Debenture - Incremental.

        5       Opinion of Carl P. Ranno, Attorney.

        10*     Stock Option Plan filed in the 10-QSB on May 17, 2000.

        10.1 Subscription Agreement dated June 27, 2001 between Rhombic and Roger Armstrong.

        10.2 Technical Consulting Agreement dated July 1, 2001 between Rhombic and Michael Shebanow.

        10.3 Consulting Agreement dated July 5, 2001 between Rhombic and Willaim Menzer.

        10.4 Consulting Agreement dated July 23, 2001 between Rhombic and William Owen.

        23.1    Consent of Marshall & Webber, CPA's,  P.L.C.

        23.2 Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5).

        25.1    Power of Attorney (see signature page).

----------
* Previously filed and incorporated by reference

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the Securities Act) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and include any additional or changed material information on the plan of distribution.

     That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

ACCELERATION

     In so far as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on the 2nd day of October 2001.

RHOMBIC CORPORATION


By: /s/ Albert Golusin                    By: /s/ Roger Duffield
    -----------------------------             ----------------------------------
    Albert Golusin                            Roger Duffield
    Chief Financial Officer                   President, Chief Executive Officer
    Director                                  Director

                               POWER OF ATTORNEY

     Each person whose signature appears appoints Roger Duffield as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments0 to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signature                                Title                          Date
---------                                -----                          ----


/s/ Roger Duffield              President, Chief Executive       October 2, 2001
-------------------------       Officer, Director
Roger Duffield


/s/ Albert Golusin              Chief Financial Officer          October 2, 2001
-------------------------       Director
Albert Golusin


/s/ Stanley Porayko             Secretary, Director              October 2, 2001
-------------------------
Stanley Porayko


/s/ Robert Krushnisky           Director                         October 2, 2001
-------------------------
Robert Krushnisky


/s/ Albert Golusin
-------------------------
Albert Golusin
Attorney-in-Fact

                                    EXHIBIT INDEX

        2*      The  Agreement  and  Plan  of  Reorganization   between  Rhombic
                Corporation and Emerald Acquisition Corporation filed in an 8-K on January 21, 2000.

        3.1* Certificate of Incorporation of Emerald Acquisition Corporation filed on December 3, 1999 in the Form 10SB.

        3.2* The corporate by-laws and Articles of Incorporation of Rhombic with amendments filed on December 3, 1999 in the Form 10SB.

        4.1     Form of Convertible Debenture - Incremental.

        5       Opinion of Carl P. Ranno, Attorney.

        10*     Stock Option Plan filed in the 10-QSB on May 17, 2000.

        10.1 Subscription Agreement dated June 27, 2001 between Rhombic and Roger Armstrong.

        10.2 Technical Consulting Agreement dated July 1, 2001 between Rhombic and Michael Shebanow.

        10.3 Consulting Agreement dated July 5, 2001 between Rhombic and Willaim Menzer.

        10.4 Consulting Agreement dated July 23, 2001 between Rhombic and William Owen.

        23.1    Consent of Marshall & Webber, CPA's,  P.L.C.

        23.2 Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5).

        25.1    Power of Attorney (see signature page).

----------
* Previously filed and incorporated by reference